Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made and entered into February 20, 2007, by and between Willis Lease Finance Corporation, a Delaware corporation (“Employer”), and Lee G. Beaumont (“Employee”).

RECITALS

WHEREAS, Employee entered Employer’s employ on May 27, 2006 and was promoted to Chief Operating Officer on August 28, 2006.

WHEREAS, Employer desires that Employee continue to be employed by Employer in the position, compensation, amenities and other benefits set forth herein;

WHEREAS, Employee desires to continue to be employed by Employer and in the position of Executive Vice President and Chief Operating Officer on the terms and conditions set forth herein; and

WHEREAS, Employee acknowledges that he has had an opportunity to consider this Agreement and consult with independent advisors of his choosing with regard to the terms of this Agreement, and enters this Agreement voluntarily and with a full understanding of its terms.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises of the parties and the mutual benefits they will gain by the performance thereof, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.             Employment.  Employer hereby employs Employee and Employee hereby accepts employment, upon the terms and conditions hereinafter set forth, as the Executive Vice President and Chief Operating Officer of Employer.

2.             Term.

(a)           The term of Employee’s employment under this Agreement shall be for a one year period commencing on August 28, 2006 and ending on August 27, 2007, (as may be extended hereunder, the “Employment Term”), unless otherwise terminated pursuant to the terms hereof.  Each full twelve month period Employee is employed by Employer shall be referred to herein as an “Employment Year.”

(b)           After the expiration of the initial Employment Term and until the Termination Date (as defined below in Section 7), Employee’s employment will automatically renew for a period of one year, each year, on the same terms and conditions as are set forth herein, unless either party gives the other written notice of nonrenewal at least twelve months prior to the end of the last applicable Employment Year.  Employee shall be entitled to the payments set forth in Section 7 or Section 8 hereof in the event either party gives the other such a notice of nonrenewal.

(c)           Upon the occurrence of a Change in Control, this Agreement shall be automatically extended for a period equal to the greater of: (I) the remaining Employment Term, or (II) the eighteen month period commencing on the date of the Change in Control event and ending on the eighteen month anniversary of the Change in Control event (the “Change in Control Extension”).  “Change in Control” means the occurrence of any of the following events: (i) any “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than Charles F. Willis, IV or an Affiliate (as defined in Section 12) of Charles F. Willis, IV, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Employer representing at least fifty percent of the total voting power represented by Employer’s then outstanding voting securities; or (ii) the stockholders of Employer approve a merger or consolidation of Employer with any other corporation, other than a merger or consolidation which would result in the voting securities of Employer outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent of the total voting power represented by the voting securities of Employer or such surviving entity outstanding immediately after such a merger or consolidation, or the stockholders of Employer approve a plan of complete liquidation or dissolution of Employer or an agreement for the sale or disposition by Employer of all or substantially all of Employer’s assets, provided, however, that if such merger, consolidation, liquidation, dissolution, sale or disposition does not subsequently close, a Change in Control shall not be deemed to have occurred; or (iii) individuals who are directors of Employer as of the date hereof cease for any reason to constitute a majority of Employer’s Board of Directors (the “Board”) unless such change(s) is approved by a majority of the directors of Employer as of the date thereof.

3.             Duties.

(a)           Employee shall in good faith perform those duties and functions as are required by his position and such other duties as may be determined and assigned to him from time to time by the Chief Executive Officer (“CEO”) or his/her designate(s).  Notwithstanding the foregoing or any other provision in this Agreement, Employer shall have the right to modify from time to time the title and duties assigned to Employee so long as such title and duties are consistent with the usual and customary expectations of the type of position and function of Employee.

(b)           Employee agrees to serve Employer faithfully and to the best of his ability; to devote his full time and attention, with undivided loyalty, during normal business hours to the business and affairs of Employer, except during reasonable vacation periods and periods of illness and incapacity; and to perform such duties as the CEO or his/her designate(s) may assign, such duties to be of a character and dignity appropriate to an Executive Vice President.  Employee shall not engage in any other business or job activity during the Employment Term without Employer’s prior written consent.  Notwithstanding the foregoing,

Employee may engage in civic and not-for-profit activities so long as such activities do not materially interfere with Employee’s performance of his duties hereunder.

4.             Compensation.  Employer agrees to provide as compensation to Employee the following salary, incentive, and benefits in exchange for the services described in Section 3 of this Agreement:

(a)           Base Salary.  Employer agrees to pay to Employee during the Employment Term an annual base salary in the amount of Three Hundred Fifty Thousand Dollars ($350,000) per Employment Year less payroll deductions and all required withholdings, or such higher amount as the Compensation Committee of the Board shall from time to time determine.  Employee’s base salary shall be paid not less frequently than semi-monthly in accordance with Employer’s usual payroll practices.  The Compensation Committee of the Board will review Employee’s base salary no less than once annually, and shall have sole discretion to increase or decrease (subject to the next sentence hereof) the base salary.  Employee’s base salary only may be decreased in connection with a salary reduction program approved by the Compensation Committee of the Board, which affects all executive officers of Employer.

(b)           Incentive Compensation.  In addition to Employee’s base salary, Employee shall participate in and, to the extent earned or otherwise payable thereunder, receive periodic incentive cash bonuses pursuant to any incentive plans currently maintained or hereafter established by Employer and applicable to an employee of Employee’s position.  Employee’s entitlement to incentive bonuses is discretionary and shall be determined by the Compensation Committee of the Board in good faith based upon the extent to which Employee’s individual performance objectives and Employer’s performance objectives were achieved during the applicable bonus period.  Employee is eligible to receive a target bonus of up to 85% of Employee’s base salary (“Incentive Bonus”).  The Compensation Committee of the Board will annually set the Employer’s performance targets and approve the incentive compensation plan.

5.             Benefits and Prerequisites.

(a)           Benefits.   Employer shall provide Employee such employment benefits, equipment and support as are generally available to executive officers of Employer, including without limitation reimbursement of reasonable expenses incurred in performing his duties under this Agreement (including, but not limited to, expenses for entertainment, long distance telephone calls, lodging, meals, transportation and travel), coverage under medical, dental, long-term disability and group life insurance plans, and rights and benefits for which Employee is eligible under Employer’s 401(k) and employee stock purchase plans.

(b)           Vacation and Sick Pay.  Employee shall be eligible for vacation and sick leave in accordance with the policies of Employer in effect from time to time during the Employment Term.  Employee shall be entitled to a period of annual vacation time equal to four weeks during each Employment Year, to accrue pro rata during the course of the Employment Term.  All accrued vacation and sick pay shall be paid to Employee in a lump sum payment on the date of a Change in Control or termination of employment with Employer.

(c)           Stock Appreciation Award.                In addition to the Incentive Bonus described in Section 4(b), Employer will grant Employee 50,000 incentive bonus units based upon the appreciation in the value of Employer’s common stock over a one-year period under an Agreement substantially in the form of Exhibit A attached hereto.

(d)           Company Automobile.        Employer shall also provide Employee with the use of an automobile as approved by the CEO.  In addition, Employer will reimburse Employee for expenses related to such automobile, including repairs and insurance.

6.             Relocation Reimbursement.                Employer shall reimburse Employee in the amount of $35,000, against receipts, for Employee’s expenses incurred in connection with his relocation to Sausalito, California.

7.             Termination/Nonrenewal by Employer.  The date on which Employee’s employment by Employer ceases, under any of the following circumstances, shall be defined herein as the “Termination Date.”  The employment of Employee may be terminated by Employer or Employer may decide not to renew this Agreement for any reason or no reason, with or without cause or justification, subject to the following:

(a)           Termination For Cause.  If (i) Employee’s employment is terminated by Employer for Cause (as defined below), or (ii) Employer gives Employee a notice of nonrenewal pursuant to Section 2(b) hereof for Cause, Employer’s total liability to Employee or his heirs shall be limited to payment of any unpaid base salary and any annual incentive compensation to which Employee is entitled as of the Termination Date, and accrued vacation and sick pay, and Employee shall not be entitled to any further compensation or benefits provided under this Agreement, including, without limitation, any severance payments.  “Cause” includes, but shall not be limited to:  (1) Employee’s conviction of or plea of nolo contendere to any felony or gross misdemeanor charges brought in any court of competent jurisdiction; (2) any fraud, misrepresentation or gross misconduct by Employee against Employer; and (3) Employee’s breach of this Agreement.

(b)           Termination Without Cause.  If (i) Employee’s employment is terminated by Employer without Cause, or (ii) Employer provides Employee with a notice of nonrenewal pursuant to Section 2(b) hereof without Cause, Employer will (A) in the case of termination, provide not less than twelve months notice of termination or an amount equal to twelve months of Employee’s base salary in lieu of notice, or (B) in the case of nonrenewal, provide notice of nonrenewal at least twelve months prior to the end of the last applicable Employment Year or an amount equal to twelve months base salary in lieu of notice.  In addition, in each of the foregoing scenarios, Employee will be paid the severance which is described in Section 9 below.

8.             Termination/Nonrenewal by Employee.  The employment of Employee may be terminated by Employee or Employee may decide not to renew this Agreement for any reason or no reason, with or without cause or justification, subject to the following:

(a)           Voluntary Resignation.  If (i) Employee’s employment terminates by reason of Employee’s voluntary resignation (and is not a resignation for Good Reason), or (ii) Employee gives Employer a notice of nonrenewal pursuant to Section 2(b) hereof (which is not given for Good Reason), Employer’s total liability to Employee shall be limited to payment of any unpaid base salary and any annual incentive compensation to which Employee is entitled as of the Termination Date, and accrued vacation and sick pay, and Employee shall not be entitled to any further compensation or benefits provided under this Agreement, including, without limitation, any severance payments.

(b)           Resignation for Good Reason.  If (i) Employee’s employment terminates by reason of Employee’s voluntary resignation for Good Reason, or (ii) Employee provides Employer with a notice of nonrenewal pursuant to Section 2(b) hereof for Good Reason, Employee will be paid the severance which is described in Section 9 below.  “Good Reason” means:  Employee’s voluntary termination following (i) a reduction in compensation which is not in proportion to any salary reduction program approved by the Compensation Committee of the Board which affects all executive officers of Employer; (ii) a reduction in material benefits; (iii) a material reduction in Employee’s position, title, duties and status; (iv) requiring Employee to work at a location more than 25 “road” miles from the location of Employer’s corporate headquarters as of the date of this Agreement; or (v) any willful and material breach by Employer of its obligations under this Agreement.

9.             Severance Payment.

(a)           Amount.  In the event severance is payable hereunder, such severance shall be in an amount equal to

(i)            one times Employee’s annual base salary at the time of termination, pursuant to Section 7(b) or Section 8(b), or if during a Change in Control Extension, one and one half times Employee’s base salary at the time of termination, plus

 (ii)          any unpaid base salary and any annual incentive compensation to which Employee is entitled as of the Termination Date, and accrued vacation and sick pay, plus

(iii)          if during a Change in Control Extension, an amount equal to the average annual incentives paid to Employee attributable to the two years prior to the year of termination, plus

(iv)          accelerated vesting of any stock options scheduled to vest during the two years following the Termination Date, plus

(v)           distribution of unpaid deferred compensation, plus

 (vi)         continued coverage under all group benefit plans (e.g., medical, dental and life insurance) for a period of twelve months following the Termination Date, or if during a Change in Control Extension, for a period of eighteen months following the Termination Date, in each case at the same cost to Employee as prior to the Termination Date.

(b)           Payment.  All cash components of the above-described severance payments, other than annual incentive compensation, shall be paid in a lump sum within thirty days of the date of termination of Employee’s employment; provided that, only to the extent required by Section 409A of the Code, such payments shall be made in a lump sum six months after the date of termination.  Payment of annual incentive, which may be due under a Bonus Plan but which has not yet been determined, shall be paid at the time payments are made to other participants under such Bonus Plan.

(c)           Limitation on Payments.  If any payment or benefit Employee would receive from Employer or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless Employee elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs):  reduction of cash payments; cancellation of accelerated vesting of stock awards; and reduction of employee benefits.  In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Employee’s stock awards unless Employee elects in writing a different order for cancellation.

The accounting firm engaged by Employer for general audit purposes as of the day prior to the effective date of the event that triggers the Payment shall perform the foregoing calculations.  If the accounting firm so engaged by Employer is serving as accountant or auditor for the individual, entity or group effecting the “change in ownership” as described in Section 280G(b)(2)(A)(i) of the Code, Employer shall appoint a nationally recognized accounting firm to make the determinations required hereunder.  Employer shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Employer and Employee within fifteen (15) calendar days after the date on which Employee’s right to a Payment is triggered (if requested at that time by Employer or Employee) or such other time as requested by Employer or Employee.  If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish Employer and Employee with an opinion reasonably acceptable to Employee that no Excise Tax will be imposed with respect to such Payment.  Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon Employer and Employee.

10.           Benefits Upon Termination.  Except as otherwise expressly provided by this Agreement and without limiting any rights granted to Employee hereunder, all insurance benefits provided under Section 5 of this Agreement shall be extended, at Employee’s election and cost, to the extent permitted by Employer’s insurance policies and benefit plans, for one year after Employee’s Termination Date, except (a) as required by law (e.g., COBRA health insurance continuation election) or (b) in the event of a termination described in Section 7 or 8.

11.           Death/Disability.

(a)           In the event (during the Employment Term) of Employee’s death, (i) this Agreement shall terminate, (ii) Employer shall pay to Employee’s estate or heirs any unpaid base salary and any annual incentive compensation to which Employee may be entitled as of the Termination Date, and (iii) Employee’s estate and heirs shall not be entitled to any severance payments hereunder.  In addition, the stock options scheduled to vest during the two (2) years following the date of Employee’s death shall receive accelerated vesting and shall become exercisable upon Employee’s death.  Employee’s estate shall have the right to exercise such options for the shorter of (i) two years from the date of death, and (ii) the term of the option.

(b)           In the event (during the Employment Term) of Employee’s long term disability (as defined in Employee’s Group Disability Plan) and the passing of the Elimination Period (as defined in Employee’s Group Disability Plan), (i) this Agreement shall terminate, (ii) Employer shall pay to Employee any unpaid base salary and any annual incentive compensation to which Employee is entitled as of the Termination Date, and (iii) Employee shall not be entitled to any severance payments hereunder.  In addition, the stock options scheduled to vest during the two years after the date of Employee’s disability shall receive accelerated vesting and shall become exercisable upon the termination of this Agreement due to Employee’s disability.  Employee shall have the right to exercise such options for the shorter of (i) two years from the date of disability, and (ii) the term of the option.

12.           Maintenance of Confidentiality and Duty of Loyalty.

(a)           General.  Employee acknowledges that, pursuant to his employment with Employer, he will necessarily have access to trade secrets and information that is confidential and proprietary to Employer in connection with the performance of his duties.  In consideration for the disclosure to Employee of, and the grant to Employee of access to such valuable and confidential information and in consideration of his employment, Employee shall comply in all respects with the provisions of this Section 12.

(b)           Nondisclosure.  During the Employment Term and for a period of three years thereafter, Confidential and Proprietary Information of Employer of which Employee gains knowledge during the Employment Term shall be used by Employee only for the benefit of Employer in connection with Employee’s performance of his employment duties, and Employee shall not, and shall not allow any other person that gains access to such information in any manner to, without the prior written consent of Employer, disclose, communicate, divulge or otherwise make available, or use, any such information, other than for the immediate benefit of Employer.  For purposes of this Agreement, the term “Confidential and Proprietary Information” means information not generally known to the public and which is proprietary to Employer and relates to Employer’s existing or reasonably foreseeable business or operations, including but not limited to trade secrets, business plans, advertising or public relations strategies, financial information, budgets, personnel information, customer information and lists, and information pertaining to research, development, manufacturing, engineering, processing, product designs (whether or not patented or patentable), purchasing and licensing, and which may be embodied in reports or other writings or in blue prints or in other tangible forms such as equipment and models.  Employee will refrain from any acts or omissions that would jeopardize the confidentiality or reduce the value of any Employer Confidential and Proprietary Information.

(c)           Covenant of Loyalty.  During the Employment Term, Employee shall not, on his own account or as an employee, agent, promoter, consultant, partner, officer, director, or as a more than 1% shareholder of any other person, firm, entity, partnership or corporation, own, operate, lease, franchise, conduct, engage in, be connected with, have any interest in, or assist any person or entity engaged in any business in the continental United States that is in any way competitive with or similar to the business that is conducted by Employer or is in the same general field or industry as Employer.  Without limiting the generality of the foregoing, Employee does hereby covenant that he will not, during the Employment Term:

(i)            solicit, accept or receive any compensation from any customer of Employer or any business competitive to that of Employer; or

(ii)           contact, solicit or call upon any customer or supplier of Employer on behalf of any person or entity other than Employer for the purpose of selling, providing or performing any services of the type normally provided or performed by Employer; or

(iii)          induce or attempt to induce any person or entity to curtail or cancel any business or contracts which such person or entity has with Employer; or

(iv)          induce or attempt to induce any person or entity to terminate, cancel or breach any contract which such person or entity has with Employer, or receive or accept any benefits from such termination, cancellation or breach.

(d)           No Solicitation.  During the Employment Term and for a period of two  years thereafter, Employee agrees not to interfere with the business of Employer or any Affiliate of Employer by directly or indirectly soliciting, attempting to solicit, inducing or otherwise causing any employee of Employer or any Affiliate of Employer to terminate his or her employment with Employer in order to become an employee, consultant or independent contractor to or for any other person or entity.

(e)           Injunctive Relief.  Employee expressly agrees that the covenants set forth in this Section 12 are reasonable and necessary to protect Employer and its legitimate business interests, and to prevent the unauthorized dissemination of Confidential and Proprietary Information to competitors of Employer.  Employee also agrees that Employer will be irreparably harmed and that damages alone cannot adequately compensate Employer if there is a violation of this Section 12 by Employee, and that injunctive relief against Employee is essential for the protection of Employer.  Therefore, in the event of any such breach, it is agreed that, in addition to any other remedies available, Employer shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction, plus attorneys’ fees actually incurred in seeking such relief.  Furthermore, Employee agrees that Employer shall not be required to post a bond or other collateral security with the court if Employer seeks injunctive relief.  To the extent any provision of this Section 12 is deemed unenforceable by virtue of its scope or limitation, Employee and Employer agree that the scope and limitation provisions shall nevertheless be enforceable to the fullest extent permissible under the laws and public policies applied in such jurisdiction where enforcement is sought.

13.           Affiliate.  “Affiliate” means a person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first mentioned person.

14.           Notices.  Any notice which either party may wish or be required to give to the other party pursuant to this Agreement shall be in writing and shall be either personally served or deposited in the United States mail, registered or certified, and with proper postage prepaid.  Mailed notices to Employee shall be addressed to Employee at the home address which Employee most recently communicated to Employer in writing.  In the case of Employer, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of corporate counsel.  Notice given by personal service shall be deemed effective upon service.  Notice given by registered or certified mail shall be deemed effective three (3) days after deposit in the mail.

15.           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective legal representatives, and their successors and assigns.  As used in this Agreement, the term “successor” shall include any person, firm, corporation or other business entity which at any time, whether by merger, purchase, consolidation, or otherwise, acquired all or substantially all of the assets or business of Employer.  This Agreement shall be deemed to be willfully breached by Employer if any such successor does not absolutely and unconditionally assume all of Employer’s obligations under this Agreement and agree expressly to perform the obligations in the same manner and to the same extent as Employer would be required to perform such obligations in the absence of the succession.  Employee may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of Employer, which shall not be unreasonably withheld.

16.           Entire Agreement.  This Agreement contains the entire agreement of the parties and supersedes and replaces all prior agreements and understandings between the parties relating to the subject matter hereof.

17.           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws (without reference to choice or conflict of laws) of the State of California.

18.           Arbitration.  Employer and Employee agree that, to the extent permitted by law and to the extent that the enforceability of this Agreement is not thereby impaired, any and all disputes, controversies or claims between Employee and Employer, except disputes concerning the use or disclosure of trade secrets, proprietary and/or confidential information, or otherwise arising under Section 12 hereof, shall be determined exclusively by final and binding arbitration in the County of San Francisco, California, in accordance with the employment rules of the American Arbitration Association then in effect.  The controversy or claim shall be submitted to three arbitrators, one of whom shall be chosen by Employer, one of whom shall be chosen by Employee, and the third of whom shall be chosen by the two arbitrators so selected.  The party desiring arbitration shall give written notice to the other party of its desire to arbitrate the particular matter in question, naming the arbitrator selected by it.  If the other party shall fail within a period of 15 days after such notice shall have been given to reply in writing naming the arbitrator selected by it, then the party not in default may apply to the American Arbitration Association for the appointment of the second arbitrator.  If the two arbitrators chosen as above shall fail within 15 days after their selection to agree upon a third arbitrator, then either party may apply to the American Arbitration Association for the appointment of an arbitrator to fill the place so remaining vacant.  Employer shall pay the fees of the arbitrators so selected.  The decision of any two of the arbitrators shall be final and binding upon the parties hereto and shall be delivered in writing signed in triplicate by the concurring arbitrators to each of the parties hereto.  The parties agree that both parties will be allowed to engage in adequate discovery consistent with the nature of the claims in dispute.  The arbitrators shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure.  The arbitrators shall have discretion to award monetary and other damages, or no damages, and to fashion such other relief as the arbitrators deem appropriate.  The arbitrators also shall have discretion to award the prevailing party reasonable costs and attorneys’ fees incurred in bringing or defending an action under this Section 18, as permitted by applicable law.  Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction.

Nothing in this Section 18 shall limit the Employer’s ability to seek injunctive relief for any violation of Employee’s obligations concerning nondisclosure, loyalty and nonsolicitation as set forth in Section 12 hereof.  Any such injunctive relief proceeding shall be without prejudice to any rights Employer or Employee may have under this Agreement to obtain relief in arbitration with respect to such matters.

19.           Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

20.           Amendments and Waivers.  This Agreement may be modified only by a written instrument duly executed by each party hereto.  No breach of any covenant, agreement, warranty or representation shall be deemed waived unless expressly waived in writing by the party who might assert such breach.  No waiver of any right hereunder shall operate as a waiver of any other right or of the same or a similar right on another occasion.

21.           Counterparts.  This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

22.           Section Headings.  The headings of each Section, subsection or other subdivision of this Agreement are for reference only and shall not limit or control the meaning thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

“Employer”

WILLIS LEASE FINANCE CORPORATION

By:	/s/ Thomas C. Nord
Thomas C. Nord
Senior Vice President

“Employee”

By:	/s/ Lee G. Beaumont
Lee G. Beaumont

WILLIS LEASE FINANCE CORPORATION
INCENTIVE BONUS AGREEMENT

THIS INCENTIVE BONUS AGREEMENT (this “Agreement”) is made and entered into February 20, 2007 (the “Grant Date”) by and between Willis Lease Finance Corporation, a Delaware corporation (the “Company”), and Lee G. Beaumont (“Executive”).

RECITALS

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) desires to grant to Executive an incentive bonus award pursuant to the terms and conditions of this Agreement, the value of which is based upon the appreciation in the value of the Company’s common stock (the “Common Stock”) over a specified period of time; and

WHEREAS, Executive desires to accept such award subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the Company and Executive, intending to be legally bound, hereby agree as follows:

1.             Grant.

(a)           The Company hereby grants to Executive an award of 50,000 incentive bonus units (the “Award”), subject to the terms and conditions set forth herein.  Each incentive bonus unit represents the right to receive from the Company on the Settlement Date (as defined below) a cash payment equal to the Settlement Value (as defined below).

(b)           For purposes of this Agreement, the term “Settlement Date” shall mean either (i) the first anniversary of the Grant Date or (ii) in the event that prior to the first anniversary of the Grant Date the vesting of the Award is accelerated pursuant to Section 5(c)(i) or Section 5(c)(iii) hereof, the effective date of the Corporate Transaction or Change in Control (each as defined below).

(c)           For purposes of this Agreement, the term “Settlement Value” shall mean:

(i)            if the Settlement Date is not the effective date of a Corporate Transaction or Change in Control, the excess, if any, of the Fair Market Value (as defined below) on the Settlement Date of one share of the Common Stock (subject to adjustment as set forth in Section 5 hereof) over the Base Price (as defined below) or

(ii)           if the Settlement Date is the effective date of a Corporate Transaction and/or Change in Control, the excess of the total value (as determined by the Committee) of all consideration payable in respect of one share of the Common Stock (subject to adjustment as set forth in Section 5 hereof) in the Corporate Transaction over the Base Price.

(d)           For purposes of this Agreement, the term “Fair Market Value” on any date shall mean the closing price per share of Common Stock on the date in question, as the price is reported by the NASDAQ Global Market or any successor system; provided, however, if there is no closing price for the Common Stock on the date in question, then the Fair Market Value shall be the closing price on the last preceding date for which such quotation exists.

(e)           For purposes of this Agreement, the term “Base Price” shall mean the Fair Market Value of one share of the Common Stock on August 28, 2006 (subject to adjustment pursuant to Section 5 hereof).

2.             Vesting; Settlement.  The Award shall vest and become nonforfeitable on the Settlement Date, subject to Executive’s continuous employment with the Company through the Settlement Date.  So long as Executive remains continuously employed by the Company through the Settlement Date, within the first payroll cycle of the Company following the Settlement Date, Executive will be entitled to receive a cash payment from the Company equal to the Settlement Value multiplied by the number of incentive bonus units subject to the Award as set forth in Section 1(a) hereof, less any applicable tax withholdings as described in Section 7 hereof.  Executive acknowledges and agrees that if, on the Settlement Date, the Fair Market Value of the Common Stock is less than or equal to the Base Price, the Award shall be forfeited without consideration.

3.             Status of Executive.  Executive shall not have any rights to receive shares of Common Stock pursuant to the Award, nor shall Executive have any rights as a stockholder with respect to any shares of Common Stock as a result of the Award.

4.             Termination of Employment.  Except as otherwise provided in this Section 7, the Award shall automatically terminate without receipt of consideration by Executive in the event that Executive’s employment with the Company terminates for any reason prior to the Settlement Date.

5.             Certain Transactions and Events.

(a)           In General.  Except as provided in this Section 5, no change in the capital structure of the Company, merger, consolidation, other corporate reorganization or reclassification, sale or other disposition of assets of the Company, sale or other disposition of a subsidiary or operating division or other portion of the Company, change in control of the ownership of Company or a subsidiary or affiliate of the Company, issuance by the Company of shares of any class of securities or securities convertible into shares of any class of securities, exchange or conversion of securities, or other transaction or event shall require or be the occasion for any adjustments of the type described in this Section 5.  In addition, the existence of the Award shall in no way limit, restrict or otherwise affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or otherwise dispose of, transfer or augment all or any part of its business or assets.

(b)           Changes in Capital Structure.  If any change is made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the

Company’s receipt of consideration, appropriate adjustments shall be made by the Committee to the number and/or class of securities with respect to which the Award is granted and the Base Price.  Such adjustments are to be effected in a manner which shall preclude the enlargement or dilution of rights and benefits under the Award.

(c)           Corporate Transaction.

(i)            In the event of any Corporate Transaction, the vesting and settlement of the Award shall automatically accelerate so that the Award shall, immediately prior to the effective date of the Corporate Transaction, become fully vested.  However, the vesting and settlement of the Award shall not so accelerate if and to the extent: (i) the Award is, in connection with the Corporate Transaction, either to be assumed by the successor corporation (or parent thereof) or to be replaced with a comparable cash incentive right with respect to shares of the capital stock of the successor corporation (or parent thereof) or (ii) the Award is to be replaced with another cash incentive program of the successor corporation which preserves the Settlement Value as determined at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same payment schedule set forth above.  The determination of award comparability under clause (i) or (ii) above shall be made by the Committee as constituted prior to the consummation of the Corporate Transaction.

(ii)           If the Award is assumed in connection with a Corporate Transaction, the Award shall be appropriately adjusted, immediately after such Corporate Transaction, to apply to the number and class of securities with respect to a holder of the Common Stock with respect to which the Award relates would have received upon consummation of such Corporate Transaction had such shares been outstanding immediately prior to such Corporate Transaction.  Appropriate adjustments to reflect such Corporate Transaction shall also be made to the Settlement Value as determined at the time of the Corporate Transaction, provided that both (A) such Settlement Value in the aggregate under the Award and (B) the ratio of the Base Price to the Settlement Value as of the time of the Corporate Transaction, shall remain the same both immediately prior to and following any such adjustment made as of the time of the Corporate Transaction.  Any such adjustment may result in fractional units and/or fractional cents per unit, neither of which shall be subject to rounding to a whole unit or whole cent.

(iii)          Notwithstanding anything herein to the contrary, the Committee shall have the discretion, at any time while the Award remains outstanding, to provide for the automatic acceleration of the vesting and settlement of the Award upon the occurrence of a Change in Control.

(d)           For purposes of this Agreement, the term “Corporate Transaction” shall mean either of the following stockholder-approved transactions to which the Company is a party:

(i)            a merger, consolidation or other transaction involving the Company in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities on the Grant Date, or

(ii)           the sale, transfer or other disposition of all or substantially all of the Company’s assets or a complete liquidation or dissolution of the Company.

(iii)          For purposes of this Agreement, the term “Change in Control” shall mean the occurrence of any of the following events: (i) any “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than Charles F. Willis, IV or an Affiliate (as defined in Section 12) of Charles F. Willis, IV, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Employer representing at least fifty percent of the total voting power represented by Employer’s then outstanding voting securities; or (ii) the stockholders of Employer approve a merger or consolidation of Employer with any other corporation, other than a merger or consolidation which would result in the voting securities of Employer outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent of the total voting power represented by the voting securities of Employer or such surviving entity outstanding immediately after such a merger or consolidation, or the stockholders of Employer approve a plan of complete liquidation or dissolution of Employer or an agreement for the sale or disposition by Employer of all or substantially all of Employer’s assets, provided, however, that if such merger, consolidation, liquidation, dissolution, sale or disposition does not subsequently close, a Change in Control shall not be deemed to have occurred; or (iii) individuals who are directors of Employer as of the date hereof cease for any reason to constitute a majority of Employer’s Board of Directors (the “Board”) unless such change(s) is approved by a majority of the directors of Employer as of the date thereof.

6.             Limitations on Transfer.  The Award shall not be assignable or transferable other than as expressly set forth in this Section 6.  The Award may, in connection with Executive’s estate plan, be assigned in whole or in part during Executive’s lifetime to one or more members of Executive’s immediate family or to a trust established exclusively for one or more such family members.  The terms applicable to the assigned portion shall be the same as those in effect for the Award immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Committee may deem appropriate.

7.             Tax Withholding.  The Company shall deduct from all payments pursuant to the Award any federal, state or local withholding taxes, social security contributions and any other amounts which may be required to be deducted or withheld by the Company pursuant to any federal, state or local laws, rules or regulations.

8.             Effect of Subsequent Stock Option Grant.  In the event that prior to the Settlement Date (i) Executive receives a grant of a stock option (a “Substitute Option”) from the Company covering a number of shares at least equal to the number of incentive bonus units subject to the Award (as set forth in Section 1(a)) and (ii) the Committee determines at the time such Substitute Option is granted (the “Substitution Date”) that the Substitute Option is intended to replace the Award with respect to future increases (or decreases) in the value of the Common Stock, the Award shall be deemed frozen effective as of the Substitution Date such that, notwithstanding anything in Section 1 hereof to the contrary, from and after the Substitution Date the Settlement Value shall be no greater than the Settlement Value as determined on the Substitution Date, but otherwise shall reflect fluctuations of the Fair Market Value of the Common Stock between the Substitution Date and the Settlement Date.  Notwithstanding anything herein to the contrary, in the event that the Fair Market Value of the Common Stock on the Substitution Date is less than or equal to the Base Price, the Award shall be forfeited without consideration.

9.             Committee Authority.  Any question concerning the interpretation of this Agreement, any adjustments required to be made under this Agreement, and any controversy that may arise under this Agreement shall be determined by the Committee in its sole and absolute discretion.  All decisions hereunder by the Committee hereunder shall be final, binding and conclusive.

10.           Amendment.  The Committee may modify or amend the Award at any time and from time to time; provided, however, that no modification or amendment shall impair any existing contractual rights of Executive unless the Executive consents to the modification or amendment.

11.           Entire Agreement.  This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and supersedes all prior oral and written and all contemporaneous or subsequent oral discussions, agreements and understandings of any kind or nature, including the Original Award Agreement.

12.           Successors and Assigns.  Subject to the limitations set forth in this Agreement, the benefits and obligations of this Agreement will be binding on the executors, administrators, heirs, legal representatives, successors, and assigns of the parties.

13.           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, excluding those laws that direct the application of the laws of another jurisdiction.

14.           Tax Treatment.  Executive acknowledges that the Company has made no warranties or representations to Executive with respect to the income tax consequences of the transactions contemplated by this Agreement, including the grant, vesting or settlement of the Award, and Executive is not relying on the Company or its representatives for an assessment of such tax consequences.

15.           Counterparts.   This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument.

16.           No Right to Continued Employment.  THIS IS NOT AN EMPLOYMENT CONTRACT.  THIS AGREEMENT IS NOT TO BE INTERPRETED AS A GUARANTEE OR CONTRACT OF CONTINUING EMPLOYMENT WITH THE COMPANY OR ANY SUBSIDIARY OR AFFILIATE.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

WILLIS LEASE FINANCE CORPORATION

By:
Lee G. Beaumont		Name:	Thomas C. Nord
		Title:	Senior Vice President